Exhibit 10.36

[Herbalife Letterhead]

Mark Schissel

via marks@herbalife.com

Re: Retention Agreement

Dear Mark:

In recognition of your continued service with Herbalife Nutrition Ltd. and/or its affiliates and subsidiaries (“Herbalife Nutrition”) from April 6, 2020 through April 6, 2023 (the “Retention Period"), we offered you, and you accepted, a retention bonus in the amount of $1,000,000, less all applicable withholdings and deductions required by law (the "Retention Bonus"). If you terminate your employment or if Herbalife Nutrition terminates your employment for Cause before the end of the Retention Period, you will be required to repay the Retention Bonus in full to Herbalife Nutrition within fifteen (15) days of the termination of your employment. As used herein, “Cause” means: (i) willful failure to perform substantially all of your duties, including carrying out or complying with any lawful and reasonable material directive of the Chief Executive Officer of the Company; (ii) engagement in an act of fraud, embezzlement, dishonesty or of any policy or written agreement with the Company or any of its subsidiaries, including the Code of Business Conduct Policy and any employment or non-disclosure agreement; (iii) conviction of or pleas of guilty or nolo contendere to a crime that constitutes a felony; or (iv) willful misconduct or gross negligence resulting in material economic harm to the Company, any of which occur, or which first become known to the Company, after the date of this Agreement.

In addition, we offered you, and you accepted, an off-cycle equity grant with a grant value equal to $1,500,000, which will vest 100% on April 7, 2023 (“Retention RSUs”), in accordance with the Herbalife Ltd. 2014 Stock Incentive Plan Stock Unit Award Agreement.

You will be eligible to receive the Retention RSUs if all of the following eligibility criteria are satisfied:

1. You are actively employed by Herbalife Nutrition on the last day of the Retention Period.

2. You have not given notice of your intent to resign from employment on or before the last day of the Retention Period.

3. Herbalife Nutrition has not given you notice of its intent to terminate your employment for cause on or before the last day of the Retention Period.

Your employment remains at-will, meaning that you and Herbalife Nutrition may terminate the employment relationship at any time, with or without cause, and with or without notice.

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall be construed and administered in accordance with Section 409A.

This letter agreement contains all of the understandings and representations between Herbalife Nutrition and you relating to the Retention Bonus and the Retention RSUs and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede any other agreements between Herbalife Nutrition and you, and specifically your confidentiality agreement and terms of your employment shall remain in full force and effect. This letter agreement may not be amended or modified unless in writing signed by both the Chief Executive Officer of Herbalife Nutrition and you.

This letter agreement and all related documents, and all matters arising out of or relating to this letter agreement for all purposes shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any legal suit, action, or proceeding arising out of or relating to this letter agreement shall be adjudicated in the appropriate state or federal court in the State of California in each case located in the County of Los Angeles and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

If any term of this letter agreement is to any extent invalid, illegal, or incapable of being enforced, such term shall be excluded to the extent of such invalidity, illegality, or unenforceability; all other terms hereof shall remain in full force and effect.

This letter agreement is made effective as of April 6, 2020.

Very truly yours,

Herbalife Nutrition Ltd.

/s/ Everton Harris

Everton Harris

Chief Human Resources Officer

Agreed to and accepted by:

/s/ Mark Schissel

______________________________

Mark Schissel